SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                                 SCHEDULE 13G
                                (Rule 13d-102)
          INFORMATION TO BE INCLUDED IN STATEMENTS FILED  PURSUANT
         TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                             (Amendment No. 7)<F1>


                      CROWN CENTRAL PETROLEUM CORPORATION
----------------------------------------------------------------------------
                               (Name of Issuer)


                           COMMON SHARES -- CLASS A
----------------------------------------------------------------------------
                        (Title of Class of Securities)


                                    228219
----------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 1998
----------------------------------------------------------------------------
            (Date of Events Which Require Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      / /   Rule 13d-1(b)

     / /    Rule 13d-1(c)

     /X/    Rule 13d-1(d)

[FN]
<F1>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  228219                      13G

  1    NAME OF  REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

       AMERICAN TRADING AND PRODUCTION CORPORATION
       52-0225924

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) x
       JOINT FILING                                                   (b)

  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Maryland

                     5    SOLE VOTING POWER

                          0
    NUMBER OF
     SHARES          6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY              0
      EACH           7    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON               0
      WITH
                     8    SHARED DISPOSITIVE POWER

                          0
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0

  12   TYPE OF REPORTING PERSON*

       CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 228219                   13G

  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       ATAPCO, INC.
       51-039540

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  x
       JOINT FILING                                                   (b)

  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                        5    SOLE VOTING POWER

     NUMBER OF               0
       SHARES
    BENEFICIALLY        6    SHARED VOTING POWER
      OWNED BY
        EACH                 0
     REPORTING
      PERSON            7    SOLE DISPOSITIVE POWER
        WITH
                             0

                        8    SHARED DISPOSITIVE POWER

                             0

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0

  12   TYPE OF REPORTING PERSON*

       CO
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 228219                   13G

  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Barbara B. Hirschhorn

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) x
       JOINT FILING                                                   (b)

  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                     5    SOLE VOTING POWER

    NUMBER OF             9,040
     SHARES
  BENEFICIALLY       6    SHARED VOTING POWER
    OWNED BY
      EACH                41,646
    REPORTING
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH
                          9,040

                     8    SHARED DISPOSITIVE POWER

                          41,646

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       50,686

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.1%

  12   TYPE OF REPORTING PERSON*

       IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 228219                   13G

  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Elizabeth B. Roswell

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  x
       JOINT FILING                                                   (b)

  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                     5    SOLE VOTING POWER

    NUMBER OF             9,034
     SHARES
  BENEFICIALLY       6    SHARED VOTING POWER
    OWNED BY
      EACH                41,646
    REPORTING
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH
                          9,034

                     8    SHARED DISPOSITIVE POWER

                          41,646

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       50,680

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.1%

  12   TYPE OF REPORTING PERSON*

       IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 228219                        13G

  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Ruth R. Marder

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) x
       JOINT FILING                                                   (b)


  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                     5    SOLE VOTING POWER

    NUMBER OF             3,656
     SHARES
  BENEFICIALLY       6    SHARED VOTING POWER
    OWNED BY
      EACH                2,366,526
    REPORTING
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH
                          3,656

                     8    SHARED DISPOSITIVE POWER

                          2,366,526

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,370,182

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       49.2%

  12   TYPE OF REPORTING PERSON*

       IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 228219                        13G

  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Henry A. Rosenberg, Jr.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  x
       JOINT FILING                                                   (b)

  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                     5    SOLE VOTING POWER

    NUMBER OF             22,525
     SHARES
  BENEFICIALLY       6    SHARED VOTING POWER
    OWNED BY
      EACH                2,366,526
    REPORTING
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH
                          22,525

                     8    SHARED DISPOSITIVE POWER

                          2,366,526

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,389,051

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       49.59%

  12   TYPE OF REPORTING PERSON*

       IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 228219                     13G

  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Judith R. Hoffberger

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  x
       JOINT FILING                                                   (b)


  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                     5    SOLE VOTING POWER

    NUMBER OF             1,692
     SHARES
  BENEFICIALLY       6    SHARED VOTING POWER
    OWNED BY
      EACH                2,366,526
    REPORTING
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH
                          1,692

                     8    SHARED DISPOSITIVE POWER

                          2,366,526

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,368,218

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       49.16%

  12   TYPE OF REPORTING PERSON*

       IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 228219                     13G

  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Louis B. Thalheimer

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   x
       JOINT FILING                                                   (b)

  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                     5    SOLE VOTING POWER

    NUMBER OF             0
     SHARES
  BENEFICIALLY       6    SHARED VOTING POWER
    OWNED BY
      EACH                280
    REPORTING
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH
                          0

                     8    SHARED DISPOSITIVE POWER

                          280

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       280

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       .01%

  12   TYPE OF REPORTING PERSON*

       IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 228219                      13G

  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Marjorie T. Coleman

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  x
       JOINT FILING                                                   (b)

  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                     5    SOLE VOTING POWER

    NUMBER OF             0
     SHARES
  BENEFICIALLY       6    SHARED VOTING POWER
    OWNED BY
      EACH                280
    REPORTING
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH
                          0

                     8    SHARED DISPOSITIVE POWER

                          280

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       280

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       .01%

  12   TYPE OF REPORTING PERSON*

       IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 228219                 13G

  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Elizabeth T. Wachs
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  x
       JOINT FILING                                                   (b)

  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                     5    SOLE VOTING POWER

    NUMBER OF             0
     SHARES
  BENEFICIALLY       6    SHARED VOTING POWER
    OWNED BY
      EACH                280
    REPORTING
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH
                          0

                     8    SHARED DISPOSITIVE POWER

                          280

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       280

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       .01%

  12   TYPE OF REPORTING PERSON*

       IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 228219                       13G

  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Lisa D. Bertelsen

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  x
       JOINT FILING                                                   (b)

  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                     5    SOLE VOTING POWER

    NUMBER OF             548
     SHARES
  BENEFICIALLY       6    SHARED VOTING POWER
    OWNED BY
      EACH                2,366,526
    REPORTING
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH
                          548

                     8    SHARED DISPOSITIVE POWER

                          2,366,526

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,367,074

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       49.14%

  12   TYPE OF REPORTING PERSON*

       IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 228219                  13G

  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Edward L. Rosenberg

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  x
       JOINT FILING                                                   (b)

  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                     5    SOLE VOTING POWER

    NUMBER OF             3,712
     SHARES
  BENEFICIALLY       6    SHARED VOTING POWER
    OWNED BY
      EACH                2,366,526
    REPORTING
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH
                          3,712

                     8    SHARED DISPOSITIVE POWER

                          2,366,526

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,370,238
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       49.20%


  12   TYPE OF REPORTING PERSON*

       IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 228219                       13G

  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Frank B. Rosenberg

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  /x/
       JOINT FILING                                                   (b)  / /

  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                     5    SOLE VOTING POWER

    NUMBER OF             1,863
     SHARES
  BENEFICIALLY       6    SHARED VOTING POWER
    OWNED BY
      EACH                2,366,526
    REPORTING
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH
                          1,863

                     8    SHARED DISPOSITIVE POWER

                          2,366,526

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,368,389

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       49.16%

  12   TYPE OF REPORTING PERSON*

       IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 228219                    13G

  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Jeffrey A. Hoffberger

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) /x/
       JOINT FILING                                                   (b) / /

  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


                     5    SOLE VOTING POWER

    NUMBER OF             710
     SHARES
  BENEFICIALLY       6    SHARED VOTING POWER
    OWNED BY
      EACH                2,366,526
    REPORTING
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH
                          710

                     8    SHARED DISPOSITIVE POWER

                          2,366,526

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,367,236

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       49.14%

  12   TYPE OF REPORTING PERSON*

       IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 228219                     13G

  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Russell J. Hoffberger

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) /x/
       JOINT FILING                                                   (b) / /

  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                     5    SOLE VOTING POWER

    NUMBER OF             710
     SHARES
  BENEFICIALLY       6    SHARED VOTING POWER
    OWNED BY
      EACH                0
    REPORTING
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH
                          710

                     8    SHARED DISPOSITIVE POWER

                          0

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       710

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       .02%

  12   TYPE OF REPORTING PERSON*

       IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!




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Item 1.

     (a)  Name of  Issuer: Crown Central Petroleum Corporation

     (b) Address of Issuer's Principal Executive Offices: One North Charles Street, Baltimore, Maryland 21201

Item 2.

     (a)  Names of persons filing:

          See cover pages, Item (1). This Amendment No. 7 to Schedule 13G is filed to reflect changes in information reported on the Schedule 13G, as heretofore amended, filed by American Trading and Production Corporation ("American Trading"), Atapco, Inc. ("ATAPCO") and the other undersigned persons who with American Trading and ATAPCO, made up the ATAPCO Group (the "Group"). This amendment is occasioned by (i) the resignations of Henry A. Rosenberg, Jr. and Louis B. Thalheimer as trustees of the Hilda Blaustein 1973 Trust, (ii) changes in the ownership of shares of Class A Common Stock, $5.00 par value per share, of Crown Central Petroleum Corporation (the "Crown Class A Common Stock"), immaterial individually and in the aggregate, by certain members of the Group and (iii) the closing of a series of transactions on December 31, 1998 (collectively, the "Reorganization"), pursuant to which, among other things, (a) American Trading was merged with and into ATAPCO, (b) all of the shares of Crown Class A Common Stock held by ATAPCO were contributed to Gateway Gathering and Marketing Company ("Gateway") and (c) Gateway became a separate company owned by certain of the former stockholders of American Trading.

     (b)  Address or principal business office or, if none, residence:

          Prior to the Reorganization, American Trading had its principal place of business at One North Charles Street, Baltimore, Maryland 21201. In connection with the Reorganization, American Trading ceased to exist as a separate legal entity and was merged with and into ATAPCO. Prior to the Reorganization, ATAPCO had its principal office at 220 Continental Drive, Suite 103, Newark, Delaware 19713. In connection with the Reorganization ATAPCO changed its name to American Trading and Production Corporation. Immediately prior to the Reorganization each of the other undersigned persons had his or her business address at c/o American Trading, One North Charles Street, Baltimore, Maryland 21201.

     (c)  Citizenship:

          Prior to the Reorganization, American Trading was a Maryland corporation. ATAPCO is a Delaware corporation. Each of the other reporting persons is a citizen of the United States.

     (d) Title of class of securities: Class A Common Shares, $5.00 par value per share

     (e)  CUSIP No.:  228219

Item 3. This statement is not filed pursuant to Rules 13d-l(b), 13d-2(b) or 13d-1(c).

Item 4.   Ownership

     (a) Amount beneficially owned: See line item (9) of the cover pages. In the aggregate by the Group: 2,461,942.

     (b) Percent of class: See line item (11) of the cover pages. In the aggregate by the Group: 51.1%

     (c)  Number of shares as to which such person has:

            (i) Sole power to vote or to direct the vote:  See line
                item (5) of the cover pages.

           (ii) Shared power to vote or to direct the vote: See line item (6) of the cover pages.

          (iii) Sole power to dispose or to direct the disposition of: See line item (7) of the cover pages.

           (iv) Shared power to dispose or to direct the disposition of: See line item (8) of the cover pages.

Item 5.   Ownership of 5 Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following /x/.

          See Item 9.

Item 6.   Ownership of More than 5 Percent on Behalf of Another Person

          Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not Applicable

Item 8.   Identification and Classification of Members of the Group

          See Exhibit 1.

Item 9.   Notice of Dissolution of Group

          This is the final Schedule 13G Amendment for the Group. Although after the Reorganization certain members of the Group continue their beneficial ownership of shares of Crown Class A Common Stock, the Group will no longer exist. On January 12, 1998, a new group (the "Gateway Group"), which consists of Gateway, Rosemore Holdings, Inc. (the Gateway subsidiary holding all of Gateway's shares of Crown Central stock), Ruth R. Marder, Henry A. Rosenberg, Jr., Judith R. Hoffberger, Edward L. Rosenberg, Frank B. Rosenberg, Jeffrey A. Hoffberger and Lisa J. Bertelsen, filed a Schedule 13D with respect to the Gateway Group's ownership of shares of Crown Class A Common Stock and a Schedule 13D with respect to the Gateway Group's ownership of shares of Class B Common Stock, $5.00 par value per share, of Crown Central.

          As a result of the Reorganization, the members of the Group who are not members of the Gateway Group (or any other group with respect to the Crown Class A Common Stock) no longer have any Schedule 13G or 13D filing obligations with respect to the Crown Class A Common Stock. These members are as follows: American Trading (which no longer exists as an independent legal entity), ATAPCO, Barbara B. Hirschhorn, Elizabeth B. Roswell, Louis B. Thalheimer, Marjorie T. Coleman, Elizabeth T. Wachs and Russell J. Hoffberger.

Item 10.  Certification

          Not Applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                     AMERICAN TRADING AND PRODUCTION
                                     CORPORATION


As of December 31, 1998              By:  /s/ Louis B. Thalheimer
                                        -----------------------------------
                                     Name:   Louis B. Thalheimer**
                                     Title:  Chairman and Chief Executive
                                             Officer


 As of December 31, 1998             ATAPCO, Inc.

                                     By:    /s/ Hans Fristedt
                                     --------------------------------------
                                     Name:   Hans Fristedt**
                                     Title:  President


 As of December 31, 1998             Barbara Hirschhorn*
                                     Barbara Hirschhorn


 As of December 31, 1998             Elizabeth B. Roswell*
                                     Elizabeth B. Roswell


 As of December 31, 1998             Ruth R. Marder*
                                     Ruth R. Marder



 As of December 31, 1998             Henry A. Rosenberg, Jr.*
                                     Henry A. Rosenberg, Jr.



 As of December 31, 1998             Judith R. Hoffberger*
                                     Judith R. Hoffberger






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

 As of December 31, 1998                /s/ Louis B. Thalheimer
                                     --------------------------------------
                                     Louis B.  Thalheimer



 As of December 31, 1998             Marjorie T. Coleman*
                                     Marjorie T. Coleman



 As of December 31, 1998             Elizabeth T. Wachs*
                                     Elizabeth T. Wachs


As of December 31, 1998              Lisa D. Bertelsen*
                                     Lisa D. Bertlelsen


 As of December 31, 1998             Edward L. Rosenberg*
                                     Edward L. Rosenberg


 As of December 31, 1998             Frank B. Rosenberg*
                                     Frank B. Rosenberg



 As of December 31, 1998             Jeffrey A. Hoffberger*
                                     Jeffrey A. Hoffberger



 As of December 31, 1998             Russell J. Hoffberger*
                                     Russell J. Hoffberger


                                        /s/ Louis B. Thalheimer
                                     --------------------------------------
                                     *Louis B. Thalheimer
                                     Attorney-in-fact

______________

**
Louis B. Thalheimer and Hans Fristedt are signing this Schedule
13G in their executive capacities immediately prior to the closing of the Reorganization on December 31, 1998.










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                                   EXHIBITS

Exhibit No.          Description

1.                   Identity of members of group filing pursuant to Rule
                     13d-1(d).

2. Powers of Attorney filed as Exhibit 2 to Schedule 13D filed with the Securities and Exchange Commission on February 14, 1992 with respect to Crown Class B Common Stock are incorporated herein by reference.







































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                                   Exhibit 1

The following persons are members of a group under 13d-1(d):

1.   American Trading and Production Corporation
2.   ATAPCO, Inc.
3.   Barbara B. Hirschhorn
4.   Elizabeth B. Roswell
5.   Ruth R. Marder
6.   Henry A. Rosenberg, Jr.
7.   Judith R. Hoffberger
8.   Louis B. Thalheimer
9.   Marjorie T. Coleman
10.  Elizabeth T. Wachs
11.  Lisa D. Bertelsen
12.  Edward L. Rosenberg
13.  Frank B. Rosenberg
14.  Jeffrey A. Hoffberger
15.  Russell J. Hoffberger